Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-280758) of Karooooo Ltd. of our report dated June 13, 2024, with respect to the consolidated financial statements of Karooooo Ltd. included in this Annual Report (Form 20-F) for the year ended February 28, 2026.

/s/ Ernst & Young LLP

Ernst & Young LLP

Singapore

June 09, 2026